Exhibit 4.2

                            CERTIFICATE OF ADJUSTMENT


         This is to certify pursuant to Section 12 of the Rights Agreement, dated as of December 12, 1997 (the "Rights Agreement"), between Tribune Company (the "Company") and First Chicago Trust Company of New York, as Rights Agent, that:

I.       Statement of Facts.
         -------------------

         At its July 27, 1999 meeting, the Company's Board of Directors declared a two-for-one split of shares of common stock, without par value, of the Company (the "Common Stock"), to be effected in the form of a 100% stock distribution (the "Distribution") on September 9, 1999 to holders of record of the Common Stock on August 19, 1999.

II.      Adjustments Pursuant to the Rights Agreement.
         ---------------------------------------------

         Pursuant to the provisions of Sections 11(n) and 23(a) of the Rights Agreement, certain adjustments to the number of one-hundredths of a Preferred Share (as defined in the Rights Agreement) purchasable upon proper exercise of each Right (as defined in the Rights Agreement), to the number of outstanding Rights and to the Redemption Price (as defined in the Rights Agreement) shall be effected as of September 9, 1999, in connection with the Distribution, as set forth below:

                    1. Pursuant to Section 11(n) of the Rights Agreement, the number of Preferred Shares purchasable upon proper exercise of a Right shall be equal to one two-hundredths.

                    2. Pursuant to Section 11(n) of the Rights Agreement, each share of Common Stock outstanding immediately after the Distribution shall have attached to it one Right.

                    3. Pursuant to Section 23(a) of the Rights Agreement, the Redemption Price shall be equal to $.005 per Right.

Dated this 28th day of July, 1999

TRIBUNE COMPANY


By: /s/ Crane H. Kenney
    -------------------
    Crane H. Kenney
    Vice President, General
    Counsel & Secretary